Exhibit 99.1
TIME WARNER INC. REPORTS THIRD QUARTER 2007 RESULTS
NEW YORK, November 7, 2007 – Time Warner Inc. (NYSE:TWX) today reported financial results for its third quarter ended September 30, 2007.
In making the announcement, Chairman and Chief Executive Officer Dick Parsons said: “I’m delighted to report that Time Warner delivered solid earnings growth in the quarter. This performance keeps us squarely on track to meet all of our full-year financial objectives. The Company’s profit growth reflected double-digit increases at our Cable, Filmed Entertainment and Publishing businesses. We look forward to a strong finish to this year, and we’re confident in our growth prospects for 2008.”
Company Results
In the quarter, Revenues rose 9% over the same period in 2006 to $11.7 billion, led by growth at the Cable, Filmed Entertainment and Networks segments.
Adjusted Operating Income before Depreciation and Amortization climbed 15% to $3.2 billion, reflecting double-digit increases at the Cable, Filmed Entertainment and Publishing segments, as well as a gain at the Networks segment. This growth was offset partly by a decline at the AOL segment. Operating Income was up 29% to $2.1 billion.
For the first nine months, Cash Provided by Operations amounted to $6.2 billion, and Free Cash Flow totaled $4.0 billion (representing a 42% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of September 30, 2007, Net Debt was $35.3 billion, up $1.9 billion from $33.4 billion at the end of 2006, due primarily to the Company’s stock repurchase programs.
Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was $0.24 for the three months ended September 30, 2007, compared to $0.33 in last year’s third quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. Such items did not meaningfully affect the current year quarter’s diluted common share results and increased the prior year quarter’s results by $0.14 per diluted common share.
Stock Repurchase Program
As of November 6, 2007, the Company has repurchased approximately 119 million shares of common stock for approximately $2.2 billion since its $5 billion program was announced on August 1, 2007. At existing price levels, the Company expects to complete at least half of the program by the time the Company reports its 2007 full-year and fourth-quarter results.

Performance of Segments
The schedules below reflect Time Warner’s performance for the three and nine months ended September 30, by line of business (unaudited, in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
		(recast) (a)		(recast) (a)
Revenues:
AOL	$1,219	$1,964	$3,930	$5,948
Cable	4,001	3,209	11,866	8,116
Filmed Entertainment	3,178	2,390	8,174	7,532
Networks	2,555	2,409	7,566	7,444
Publishing	1,199	1,195	3,500	3,510
Intersegment eliminations	(476)	(417)	(1,196)	(1,201)

Total Revenues	$11,676	$10,750	$33,840	$31,349

Adjusted Operating Income (Loss) before Depreciation and Amortization (b):
AOL (c)	$428	$554	$1,455	$1,475
Cable	1,428	1,119	4,179	2,920
Filmed Entertainment	359	210	865	896
Networks (d) (e)	830	785	2,513	2,348
Publishing (f)	298	265	684	651
Corporate (g) (h)	(87)	(97)	(281)	(308)
Intersegment eliminations	(17)	(14)	(3)	8

Total Adjusted Operating Income (Loss) before Depreciation and Amortization	$3,239	$2,822	$9,412	$7,990

Operating Income (Loss) (b):
AOL (c)	$295	$390	$1,739	$984
Cable	681	550	1,971	1,546
Filmed Entertainment	268	120	592	629
Networks (d) (e)	751	517	2,245	1,940
Publishing (f)	251	222	545	523
Corporate (g) (h)	(97)	(109)	(314)	(322)
Securities litigation expenses, net (i)	(2)	(29)	(169)	(90)
Intersegment eliminations	(17)	(14)	(3)	8

Total Operating Income (Loss)	$2,130	$1,647	$6,606	$5,218

(a)	The 2006 financial information has been recast so that the basis of presentation is consistent with that of the 2007 financial information. Specifically, amounts were recast to reflect the retrospective presentation as discontinued operations of certain businesses that were sold during the first nine months of 2007. Refer to the Notes to Consolidated Financial Statements, “Changes in Basis of Presentation.”
(b)	Adjusted Operating Income before Depreciation and Amortization excluded the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Operating Income included these amounts in their respective periods. Refer to the reconciliations of Adjusted Operating Income before Depreciation and Amortization to Operating Income before Depreciation and Amortization.
(c)	For the three months ended September 30, 2007, Adjusted Operating Income before Depreciation and Amortization excluded a $2 million reduction related to the gain on the sale of AOL’s German Internet access business and $1 million of noncash impairments. For the nine months ended September 30, 2007, Adjusted Operating Income before Depreciation and Amortization excluded a net gain of approximately $668 million on the sale of AOL’s German Internet access business, a net $1 million reduction related to the gain on the sale of AOL’s U.K. Internet access business and $2 million of noncash impairments. For the nine months ended September 30, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions.
(d)	For the nine months ended September 30, 2007, Adjusted Operating Income before Depreciation and Amortization excluded a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008.
(e)	For the three and nine months ended September 30, 2006, Adjusted Operating Income before Depreciation and Amortization and Operating Income included The WB Network shutdown costs of $38 million and $119 million, respectively, at the Networks segment. Excluded from the $38 million and $119 million of shutdown costs is $18 million and $47 million, respectively, of intersegment eliminations related to terminating programming arrangements with other Time Warner divisions. Including intersegment eliminations, the net impact to the Company is $20 million and $72 million, respectively. For the three and nine months ended September 30, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $200 million noncash goodwill impairment charge related to The WB Network.
(f)	For the three and nine months ended September 30, 2007, Adjusted Operating Income before Depreciation and Amortization excluded a $6 million gain on the sale of four non-strategic magazine titles.
(g)	For the nine months ended September 30, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded a $20 million gain on the sale of two aircraft.
(h)	For the nine months ended September 30, 2007, Adjusted Operating Loss before Depreciation and Amortization excluded $153 million in legal reserves related to securities litigation. Additionally, for the three and nine months ended September 30, 2007, Adjusted Operating Loss before Depreciation and Amortization excluded $2 million and $16 million, respectively, in net expenses related to securities litigation and government investigations. For the nine months ended September 30, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded $50 million in legal reserves related to securities litigation. Additionally, for the three and nine months ended September 30, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded $29 million and $40 million, respectively, in net expenses related to securities litigation and government investigations.
(i)	Represents amounts related to securities litigation and government investigations. For segment reporting purposes in the Company’s financial statements, amounts are reflected in the results of the Corporate segment. For the nine months ended September 30, 2007, $153 million in legal reserves related to securities litigation were included. Additionally, for the three and nine months ended September 30, 2007, $2 million and $16 million, respectively, in net expenses related to securities litigation and government investigations were included. For the nine months ended September 30, 2006, $50 million in legal reserves related to securities litigation were included. Additionally, for the three and nine months ended September 30, 2006, $29 million and $40 million, respectively, in net expenses related to securities litigation and government investigations were included.

Presented below is a discussion of Time Warner’s segments for the third quarter of 2007. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL
Revenues declined 38% ($745 million) to $1.2 billion, resulting from a 56% decrease ($820 million) in Subscription revenues, offset partially by a 13% increase ($61 million) in Advertising revenues. The decline in Subscription revenues was due to the sales of AOL’s Internet access businesses in the U.K., France and Germany (approximately $410 million), as well as a decrease in domestic AOL brand subscribers, which reflects in part AOL’s previously announced strategy to offer its e-mail, certain software and other products free of charge to users in the U.S. who have their own Internet connection. Advertising revenues benefited from growth in paid-search and display advertising on the AOL Network as well as in sales of advertising on Partner Sites.
Adjusted Operating Income before Depreciation and Amortization decreased 23% ($126 million) to $428 million, due primarily to lower Subscription revenues, offset partly by reductions in expenses, including network ($228 million) and marketing ($128 million) expenses, and growth in Advertising revenues. Additionally, the prior year quarter included restructuring charges of $27 million.
Operating Income declined 24% ($95 million) to $295 million, due primarily to lower Adjusted Operating Income before Depreciation and Amortization, offset in part by lower depreciation ($26 million) and amortization ($8 million) expenses.
Highlights
During the third quarter, AOL had 113 million average monthly domestic unique visitors and 48 billion domestic page views, according to comScore Media Metrix, which translates into 140 average monthly page views per unique visitor.
As of September 30, 2007, the AOL service had 10.1 million U.S. access subscribers, a decline of 851,000 from the prior quarter and 5.1 million from the year-ago quarter, reflecting subscriber losses due in part to AOL’s strategy to prioritize its advertising business.
CABLE (Time Warner Cable)
Basis of Presentation
On July 31, 2006, a subsidiary of Time Warner Cable, Time Warner NY Cable LLC (“TW NY”), acquired certain cable systems from Adelphia Communications Corporation, Comcast Corporation’s (“Comcast”) interests in Time Warner Cable and Time Warner Entertainment Company, L.P. were redeemed, and TW NY and Comcast also exchanged certain cable systems. Collectively, these acquisitions and dispositions are referred to as the “Adelphia/Comcast Transactions.”
On January 1, 2007, Texas and Kansas City Cable Partners, L.P. (“TKCCP”), an unconsolidated joint venture between Time Warner Cable and Comcast, distributed its assets to its partners. Time Warner Cable received the systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served approximately 788,000 basic video subscribers at December 31, 2006, and began consolidating the financial results of the Kansas City Pool on January 1, 2007.
For the presentation of subscriber information, the systems that Time Warner Cable acquired in the Adelphia/Comcast Transactions, which served approximately 3.7 million basic video subscribers at September 30, 2007, are referred to as the “Acquired Systems.” Those systems that Time Warner Cable owned both before and after the Adelphia/Comcast Transactions as well as the Kansas City Pool, which together served approximately 9.6 million basic video subscribers at September 30, 2007, are referred to as the “Legacy Systems.”

For the presentation of financial information, however, “Legacy Systems” refers only to those systems that Time Warner Cable owned both before and after the Adelphia/Comcast Transactions and does not include the Kansas City Pool. The “Acquired Systems” has the same definition as above.
As previously noted, on July 31, 2006, Time Warner Cable completed the Adelphia/Comcast Transactions and began consolidating the results of the Acquired Systems. Additionally, on January 1, 2007, Time Warner Cable began consolidating the results of the Kansas City Pool. Accordingly, the operating results for the three and nine months ended September 30, 2007, include the results for the Legacy Systems, the Acquired Systems and the Kansas City Pool for the full three- and nine-month periods, and the operating results for the three and nine months ended September 30, 2006, include the results of the Legacy Systems for the full three- and nine-month periods and the Acquired Systems for only the two months following the closing of the Adelphia/Comcast Transactions and do not include the results of the Kansas City Pool. The impact of the incremental one month and seven months of revenues and expenses of the Acquired Systems on the results for the three and nine months ended September 30, 2007, respectively, is referred to as the “impact of the Acquired Systems” in the discussion that follows.
Cable Results
Revenues rose 25% ($792 million) to $4.0 billion, due primarily to the impact of the Acquired Systems, the consolidation of the Kansas City Pool ($215 million) and 9% growth in the Legacy Systems. Subscription revenues increased 25% ($749 million) to $3.8 billion, led by 21% growth in video revenues ($440 million), a 26% increase in high-speed data revenues ($197 million) and a 57% rise in voice revenues ($112 million). This growth was driven by the impact of the Acquired Systems and the consolidation of the Kansas City Pool, as well as the continued penetration of digital video services, video price increases and growth in residential high-speed data and Digital Phone subscribers. Advertising revenues increased 24% ($43 million) to $221 million, due primarily to the impact of the Acquired Systems and, to a lesser extent, growth in the Legacy Systems ($12 million).
Operating Income before Depreciation and Amortization grew 28% ($309 million) to $1.4 billion, benefiting from revenue growth, offset partially by increases in operating expenses, primarily video programming and employee expenses. Video programming expenses increased 24% ($173 million) to $881 million. The increase in video programming expenses was due mainly to the impact of the Acquired Systems and the consolidation of the Kansas City Pool ($51 million), as well as increases in contractual rates and the expansion of service offerings. The current and prior year periods also included merger-related and restructuring charges of $4 million and $22 million, respectively.
Operating Income increased 24% ($131 million) to $681 million, reflecting primarily the increase in Operating Income before Depreciation and Amortization, offset in part by higher depreciation expense ($170 million) due mainly to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and demand-driven increases in recent years of purchases of customer premise equipment.
Highlights
As of September 30, 2007, Time Warner Cable served approximately 13.3 million basic video subscribers.
During the quarter, Time Warner Cable had a net increase of 522,000 revenue generating units (“RGUs”). Total RGUs were 31.5 million at September 30, 2007.
At September 30, 2007, nearly 6.9 million customers (47% of Time Warner Cable’s 14.6 million customer relationships) subscribed to two or more of Time Warner Cable’s primary services (video, high-speed data and voice), representing a net addition of 213,000 during the quarter. Triple play subscribers totaled 2.1 million at the end of the third quarter (15% of Time Warner Cable’s customer relationships), due to 220,000 net additions, a quarterly record.

Basic video subscribers decreased a net 83,000 during the quarter, with net reductions of 11,000 basic video subscribers in the Legacy Systems and 72,000 in the Acquired Systems.
Digital video subscribers totaled 7.9 million at the end of the quarter, representing a 59% penetration of basic video customers. Digital video net additions reached 128,000 during the quarter. The Legacy Systems grew by 106,000 net additions during the third quarter, and the Acquired Systems grew by 22,000 net additions.
At September 30, 2007, Time Warner Cable had 7.4 million residential high-speed data subscribers, reflecting a 28% penetration of service-ready homes passed. Residential high-speed data net additions totaled 224,000 during the quarter. The Legacy Systems contributed net additions of 164,000 residential high-speed data subscribers, while the Acquired Systems contributed net additions of 60,000.
Digital Phone subscribers at the end of the quarter were 2.6 million, representing an 11% penetration of service-ready homes passed. Digital Phone net additions were 275,000 during the third quarter, marking the largest quarterly gain ever. The Legacy Systems grew by 156,000 net additions during the quarter, and the Acquired Systems grew by 119,000.
FILMED ENTERTAINMENT (Warner Bros. Entertainment & New Line Cinema)
Revenues rose 33% ($788 million) to $3.2 billion, led by the strong worldwide theatrical performances of Warner Bros.’ Harry Potter and the Order of the Phoenix and Ocean’s 13 and New Line’s Rush Hour 3 and Hairspray, as well as growth in worldwide home video, led by Warner Bros.’ 300. Also contributing to the increase were higher licensing fees from television product, due to the initial off-network availabilities of Two and a Half Men, Cold Case and The George Lopez Show.
Operating Income before Depreciation and Amortization grew 71% ($149 million) to $359 million, reflecting higher Revenues, offset partly by higher theatrical valuation adjustments.
Operating Income climbed 123% ($148 million) to $268 million, due primarily to the increase in Operating Income before Depreciation and Amortization.
Highlights
Through November 4, 2007, Time Warner – including its Warner Bros., New Line, Warner Independent Pictures and Picturehouse studios – led all companies in domestic box office share at 19.5%.
Warner Home Video ranked #1 in U.S. home video sales for the first nine months of 2007, garnering an industry-leading 19.7% share. The quarter’s most notable home video release was 300.
At the 59th Primetime Emmy® Awards, Warner Bros. Television earned two awards for Two and a Half Men and one for Studio 60 on the Sunset Strip.
NETWORKS (Turner Broadcasting & HBO)
Revenues climbed 6% ($146 million) to $2.6 billion, reflecting a 7% increase ($106 million) in Subscription revenues and 32% growth ($66 million) in Content revenues, offset partly by a 3% decline ($22 million) in Advertising revenues. The rise in Subscription revenues resulted primarily from higher rates at both Turner and HBO and, to a lesser extent, more subscribers at Turner. The increase in Content revenues was driven by higher ancillary sales of HBO’s original programming. The decrease in Advertising revenues was due to the cessation of The WB Network’s operations in September 2006, offset partially by a 10% increase at Turner.
Adjusted Operating Income before Depreciation and Amortization grew 6% ($45 million) to $830 million, driven mainly by higher Subscription revenues, offset in part by higher programming and marketing expenses, as well as lower Advertising revenues. The prior year quarter’s results also included $38 million in shutdown costs at The WB Network.
Operating Income rose 45% ($234 million) to $751 million, due primarily to the absence of the prior year quarter’s $200 million noncash goodwill impairment charge and shutdown costs related to The WB Network.
Highlights
During the quarter, TNT ranked #1 among advertising-supported cable networks in total day delivery of its key demographics, Adults 18-49 and Adults 25-54. TNT’s third season of The Closer continued as advertising-supported cable’s #1 original series of all time with Total Viewers and Households, while  TNT’s Saving Grace was advertising-supported cable’s #1 new original series among Households. TBS ranked #2 in prime-time delivery of Adults 18-34. TBS’ The Bill Engvall Show and Tyler Perry’s House of Payne were the top two advertising-supported cable original sitcoms with Adults 18-49. Adult Swim also ranked #1 for the quarter in total day delivery of Adults 18-34.
At the 59th Primetime Emmy® Awards, HBO received 21 awards, the most of any network for the fifth consecutive year, with six Emmys® for Bury My Heart at Wounded Knee and three each for The Sopranos, When the Levees Broke: A Requiem in Four Acts and Rome. HBO also earned the prestigious Governor’s Award for its documentary, The Addiction Project. In addition, Cartoon Network won eight awards and TNT took home two.
PUBLISHING (Time Inc.)
Revenues of $1.2 billion were essentially flat compared to the prior year quarter, reflecting higher Other revenues ($12 million) and Advertising revenues ($1 million), offset by lower Subscription revenues ($8 million) and Content revenues ($1 million). The increase in Other revenues was due to growth at Synapse and Southern Living at Home. Advertising revenues benefited mainly from higher digital revenues ($25 million), led by People.com and CNNMoney.com, offset by a decrease in print magazine revenues, which included the impact of the closures of LIFE and Teen People magazines. Driving the decline in Subscription revenues was the closure of Teen People and the divestment of four non-strategic magazine titles.
Adjusted Operating Income before Depreciation and Amortization increased 12% ($33 million) to $298 million, due mainly to growth in non-magazine businesses, particularly Synapse, as well as increases in domestic magazines.
Operating Income rose 13% ($29 million) to $251 million, due primarily to an increase in Adjusted Operating Income before Depreciation and Amortization.
Highlights
Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2007 industry-leading share of overall domestic advertising through September 30, exclusive of newspaper supplements, was 18.7%.
CONSOLIDATED REPORTED NET INCOME AND PER SHARE RESULTS
For the three months ended September 30, 2007, the Company reported Net Income of $1.1 billion, or $0.29 per diluted common share. This compares to Net Income in the prior year quarter of $2.3 billion, or $0.57 per diluted common share.
For the three months ended September 30, 2007, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $900 million, or $0.24 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in the prior year quarter of $1.3 billion, or $0.33 per diluted common share.
The Company’s effective tax rate for continuing operations was 38% and 25% for the three months ended September 30, 2007 and 2006, respectively. The increase was primarily attributable to the higher tax attribute carryforwards recognized in the third quarter of 2006.  The income tax provision for the three months ended September 30, 2007, also reflected a charge of approximately $47 million relating to an adjustment to tax benefits recognized in prior periods associated with certain foreign source income, partially offset by a tax benefit of approximately $24 million associated with domestic research and development tax credits.
Certain pretax items in the current year quarter affected comparability, including $14 million in other net investment gains and $12 million of tax benefits related mainly to the realization of tax attribute carryforwards.
Certain pretax items in the prior year quarter similarly affected comparability, including $727 million in net investment gains, related primarily to the sales of the Company’s interest in Time Warner Telecom Inc. and Warner Bros.’ Australian theme parks, offset in part by $29 million in net expenses related to securities litigation and government investigations. The prior year quarter also included $373 million of tax benefits related mainly to the realization of tax attribute carryforwards. In addition, the Company recorded a pretax impairment charge in the prior year quarter of approximately $200 million to reduce the carrying value of The WB Network’s goodwill.
In aggregate, these items affecting comparability had the net effect of increasing the current year quarter’s Income before Discontinued Operations and Cumulative Effect of Accounting Change by $18 million (net of taxes), with no meaningful effect per diluted common share, and increasing the prior year quarter by $589 million (net of taxes), or $0.14 per diluted common share. Excluding such items, Income before Discontinued Operations and Cumulative Effect of Accounting Change increased, reflecting growth in Adjusted Operating Income before Depreciation and Amortization, offset partly by higher depreciation and interest expenses related to the Adelphia and Comcast transactions. Excluding such items, Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change increased in the current year quarter compared to the prior year quarter, driven by the increase in Income before Discontinued Operations and Cumulative Effect of Accounting Change, as well as a decrease in average diluted common shares as a result of common stock repurchases made under the stock repurchase programs.
Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were primarily recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
Information on Time Warner’s Business Outlook Release and Conference Call
Time Warner Inc. issued a separate release today regarding its 2007 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, November 7, 2007. To listen to the call visit www.timewarner.com/investors or AOL Keyword: IR.
Information on Time Warner Cable’s Press Releases and Conference Call
Time Warner Cable Inc. issued separate releases today regarding its third-quarter 2007 results as well as its 2007 full-year business outlook.
Time Warner Cable’s conference call can be heard live at 8:30 am ET on Wednesday, November 7, 2007. To listen to the call visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications		Investor Relations

Edward Adler (212) 484-6630		Jim Burtson (212) 484-8719
Keith Cocozza (212) 484-7482		Chris Clipper (212) 484-6297
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except per share amounts)

	September 30,	December 31,
	2007	2006
		(recast)
ASSETS

Current assets
Cash and equivalents	$1,873	$1,549
Restricted cash	3	29
Receivables, less allowances of $1,924 and $2,271	5,869	6,064
Inventories	1,996	1,907
Prepaid expenses and other current assets	902	1,136
Current assets of discontinued operations	—	166

Total current assets	10,643	10,851
Noncurrent inventories and film costs	5,487	5,394
Investments, including available-for-sale securities	2,051	3,426
Property, plant and equipment, net	17,547	16,718
Intangible assets subject to amortization, net	4,915	5,204
Intangible assets not subject to amortization	47,242	46,362
Goodwill	41,274	40,749
Other assets	2,148	2,389
Noncurrent assets of discontinued operations	—	576

Total assets	$131,307	$131,669

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,071	$1,357
Participations payable	2,118	2,049
Royalties and programming costs payable	1,241	1,215
Deferred revenue	1,275	1,434
Debt due within one year	73	64
Other current liabilities	5,102	6,508
Current liabilities of discontinued operations	22	153

Total current liabilities	10,902	12,780
Long-term debt	37,056	34,933
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income taxes	12,671	13,114
Deferred revenue	497	528
Other liabilities	7,468	5,462
Noncurrent liabilities of discontinued operations	1	124
Minority interests	4,266	4,039

Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 18.8 million shares issued and outstanding at December 31, 2006	—	—
Time Warner common stock, $0.01 par value, 4.874 and 4.836 billion shares issued and 3.626 and 3.864 billion shares outstanding	49	48
Common stock due from Liberty Media Corporation	(83)	—
Paid-in-capital	172,400	172,083
Treasury stock, at cost (1,248 and 972 million shares)	(24,892)	(19,140)
Accumulated other comprehensive income (loss), net	56	(136)
Accumulated deficit	(89,384)	(92,466)

Total shareholders’ equity	58,146	60,389

Total liabilities and shareholders’ equity	$131,307	$131,669

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06
		(recast)		(recast)
Revenues:
Subscription	$6,170	$6,136	$18,638	$17,298
Advertising	2,095	2,003	6,295	5,925
Content	3,141	2,349	8,163	7,364
Other	270	262	744	762

Total revenues	11,676	10,750	33,840	31,349
Costs of revenues	(6,961)	(6,155)	(19,874)	(17,646)
Selling, general and administrative	(2,407)	(2,483)	(7,213)	(7,593)
Amortization of intangible assets	(167)	(163)	(502)	(419)
Amounts related to securities litigation and government investigations	(2)	(29)	(169)	(90)
Merger-related, restructuring and shutdown costs	(12)	(73)	(113)	(205)
Asset impairments	(1)	(200)	(36)	(200)
Gains on disposal of assets, net	4	—	673	22

Operating income	2,130	1,647	6,606	5,218
Interest expense, net	(589)	(479)	(1,714)	(1,114)
Other income (loss), net	(2)	711	231	1,069
Minority interest expense, net	(84)	(89)	(305)	(265)

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,455	1,790	4,818	4,908
Income tax provision	(555)	(443)	(1,786)	(1,546)

Income before discontinued operations and cumulative effect of accounting change	900	1,347	3,032	3,362
Discontinued operations, net of tax	186	975	324	1,412

Income before cumulative effect of accounting change	1,086	2,322	3,356	4,774
Cumulative effect of accounting change, net of tax	—	—	—	25

Net income	$1,086	$2,322	$3,356	$4,799

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.24	$0.33	$0.81	$0.79
Discontinued operations	0.06	0.24	0.08	0.33
Cumulative effect of accounting change	—	—	—	0.01

Basic net income per common share	$0.30	$0.57	$0.89	$1.13

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.24	$0.33	$0.80	$0.78
Discontinued operations	0.05	0.24	0.08	0.33
Cumulative effect of accounting change	—	—	—	0.01

Diluted net income per common share	$0.29	$0.57	$0.88	$1.12

Average basic common shares	3,673.7	4,048.8	3,756.6	4,258.7

Average diluted common shares	3,714.3	4,084.4	3,803.8	4,296.7

Cash dividends declared per share of common stock	$0.0625	$0.0550	$0.1725	$0.1550

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Nine Months Ended September 30,
(Unaudited, millions)

	2007	2006
		(recast)
OPERATIONS
Net income(a)	$3,356	$4,799
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(25)
Depreciation and amortization	3,274	2,504
Amortization of film and television costs	4,497	4,449
Asset impairments	36	200
Gain on investments and other assets, net	(971)	(1,044)
Equity in (income) losses of investee companies, net of cash distributions	53	(33)
Equity-based compensation	230	212
Minority interests	305	265
Deferred income taxes	1,406	1,030
Amounts related to securities litigation and government investigations	(750)	(177)
Changes in operating assets and liabilities, net of acquisitions	(4,989)	(4,354)
Adjustments relating to discontinued operations(a)	(291)	(1,256)

Cash provided by operations(b)	6,156	6,570

INVESTING ACTIVITIES
Investments in available-for-sale securities	(90)	—
Investments and acquisitions, net of cash acquired	(662)	(12,182)
Investment in a wireless joint venture	(30)	(182)
Investment activities of discontinued operations	(26)	—
Capital expenditures and product development costs	(3,100)	(2,670)
Capital expenditures from discontinued operations	—	(63)
Investment proceeds from available-for-sale securities	33	42
Other investment proceeds	1,806	3,074

Cash used by investing activities	(2,069)	(11,981)

FINANCING ACTIVITIES
Borrowings	12,728	15,580
Issuance of mandatorily redeemable preferred membership units by a subsidiary	—	300
Debt repayments	(10,551)	(2,551)
Proceeds from exercise of stock options	484	378
Excess tax benefit on stock options	74	61
Principal payments on capital leases	(45)	(64)
Repurchases of common stock(c)	(5,714)	(10,659)
Dividends paid	(645)	(658)
Other	(94)	(18)

Cash provided (used) by financing activities	(3,763)	2,369

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	324	(3,042)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,549	4,220

CASH AND EQUIVALENTS AT END OF PERIOD	$1,873	$1,178

(a)	The nine months ended September 30, 2007 and 2006 include net income from discontinued operations of $324 million and $1.412 billion, respectively. After considering noncash gains and expenses and working capital-related adjustments relating to discontinued operations, net operational cash flows from discontinued operations were $33 million and $156 million for the nine months ended September 30, 2007 and 2006, respectively.
(b)	The nine months ended September 30, 2007 and 2006 include an approximate $2 million and $181 million source of cash, respectively, related to changing the fiscal year end of certain international operations from November 30 to December 31.
(c)	The nine months ended September 30, 2007 excludes $440 million of common stock repurchased or due from Liberty Media Corporation, indirectly attributable to the exchange of the Atlanta Braves baseball franchise (the “Braves”) and Leisure Arts, Inc. (“Leisure Arts”). Specifically, the $440 million represents the fair value of the Braves and Leisure Arts of $473 million, less a $33 million net working capital adjustment.
See accompanying notes.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited, millions)
Three Months Ended September 30, 2007

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL(a)	$428	$(1)	$—	$(2)	$425
Cable	1,428	—	—	—	1,428
Filmed Entertainment	359	—	—	—	359
Networks	830	—	—	—	830
Publishing(b)	298	—	—	6	304
Corporate(c)	(87)	—	(2)	—	(89)
Intersegment elimination	(17)	—	—	—	(17)

Total	$3,239	$(1)	$(2)	$4	$3,240

Three Months Ended September 30, 2006
(Recast)

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL	$554	$—	$—	$—	$554
Cable	1,119	—	—	—	1,119
Filmed Entertainment	210	—	—	—	210
Networks(d)	785	(200)	—	—	585
Publishing	265	—	—	—	265
Corporate(c)	(97)	—	(29)	—	(126)
Intersegment elimination	(14)	—	—	—	(14)

Total	$2,822	$(200)	$(29)	$—	$2,593

(a)	For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization includes a $2 million reduction to the gain on the sale of AOL’s German access business and an additional $1 million noncash asset impairment charge.
(b)	For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization includes a $6 million gain on the sale of four non-strategic magazine titles.
(c)	For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization includes $2 million in net expenses related to securities litigation and government investigations. For the three months ended September 30, 2006, Operating Income before Depreciation and Amortization includes $29 million in net expenses related to securities litigation and government investigations.
(d)	For the three months ended September 30, 2006, Operating Income before Depreciation and Amortization includes a $200 million noncash goodwill impairment charge related to The WB Network.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited, millions)
Nine Months Ended September 30, 2007

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL(a)	$1,455	$(2)	$—	$667	$2,120
Cable	4,179	—	—	—	4,179
Filmed Entertainment	865	—	—	—	865
Networks(b)	2,513	(34)	—	—	2,479
Publishing(c)	684	—	—	6	690
Corporate(d)	(281)	—	(169)	—	(450)
Intersegment elimination	(3)	—	—	—	(3)

Total	$9,412	$(36)	$(169)	$673	$9,880

Nine Months Ended September 30, 2006
(Recast)

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL(a)	$1,475	$—	$—	$2	$1,477
Cable	2,920	—	—	—	2,920
Filmed Entertainment	896	—	—	—	896
Networks(b)	2,348	(200)	—	—	2,148
Publishing	651	—	—	—	651
Corporate(d)	(308)	—	(90)	20	(378)
Intersegment elimination	8	—	—	—	8

Total	$7,990	$(200)	$(90)	$22	$7,722

(a)	For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization includes a net gain of approximately $668 million on the sale of AOL’s German access business, a net $1 million reduction to the gain on the sale of AOL’s U.K. access business and a $2 million noncash asset impairment charge. For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization includes a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions (“NSS”).
(b)	For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization includes a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008. For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization includes a $200 million noncash goodwill impairment charge related to The WB Network.
(c)	For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization includes a $6 million gain on the sale of four non-strategic magazine titles.
(d)	For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization includes $153 million in legal reserves related to securities litigation and $16 million in net expenses related to securities litigation and government investigations. For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization includes a $20 million gain on the sale of two aircraft, $50 million in legal reserves related to securities litigation and $40 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Three Months Ended September 30, 2007

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$425	$(103)	$(27)	$295
Cable	1,428	(683)	(64)	681
Filmed Entertainment	359	(37)	(54)	268
Networks	830	(75)	(4)	751
Publishing(b)	304	(35)	(18)	251
Corporate(c)	(89)	(10)	—	(99)
Intersegment elimination	(17)	—	—	(17)

Total	$3,240	$(943)	$(167)	$2,130

Three Months Ended September 30, 2006
(Recast)

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL	$554	$(129)	$(35)	$390
Cable	1,119	(513)	(56)	550
Filmed Entertainment	210	(35)	(55)	120
Networks(d)	585	(68)	—	517
Publishing	265	(26)	(17)	222
Corporate(c)	(126)	(12)	—	(138)
Intersegment elimination	(14)	—	—	(14)

Total	$2,593	$(783)	$(163)	$1,647

(a)	For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $2 million reduction to the gain on the sale of AOL’s German access business and an additional $1 million noncash asset impairment charge.
(b)	For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $6 million gain on the sale of four non-strategic magazine titles.
(c)	For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include $2 million in net expenses related to securities litigation and government investigations. For the three months ended September 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include $29 million in net expenses related to securities litigation and government investigations.
(d)	For the three months ended September 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $200 million noncash goodwill impairment charge related to The WB Network.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Nine Months Ended September 30, 2007

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$2,120	$(312)	$(69)	$1,739
Cable	4,179	(2,001)	(207)	1,971
Filmed Entertainment	865	(112)	(161)	592
Networks(b)	2,479	(222)	(12)	2,245
Publishing(c)	690	(92)	(53)	545
Corporate(d)	(450)	(33)	—	(483)
Intersegment elimination	(3)	—	—	(3)

Total	$9,880	$(2,772)	$(502)	$6,606

Nine Months Ended September 30, 2006
(Recast)

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$1,477	$(382)	$(111)	$984
Cable	2,920	(1,281)	(93)	1,546
Filmed Entertainment	896	(103)	(164)	629
Networks(b)	2,148	(203)	(5)	1,940
Publishing	651	(82)	(46)	523
Corporate(d)	(378)	(34)	—	(412)
Intersegment elimination	8	—	—	8

Total	$7,722	$(2,085)	$(419)	$5,218

(a)	For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a net gain of approximately $668 million on the sale of AOL’s German access business, a net $1 million reduction to the gain on the sale of AOL’s U.K. access business and a $2 million noncash asset impairment charge. For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS.
(b)	For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008. For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $200 million noncash goodwill impairment charge related to The WB Network.
(c)	For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $6 million gain on the sale of four non-strategic magazine titles.
(d)	For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include $153 million in legal reserves related to securities litigation and $16 million in net expenses related to securities litigation and government investigations. For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $20 million gain on the sale of two aircraft, $50 million in legal reserves related to securities litigation and $40 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(Unaudited, millions)

	Three Months Ended		Nine Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06
Cash provided by operations	$3,037	$2,413	$6,156	$6,570
Less cash provided by discontinued operations:
Net income	(186)	(975)	(324)	(1,412)
Other changes	208	975	291	1,256

Cash provided by continuing operations	3,059	2,413	6,123	6,414
Add payments related to securities litigation and government investigations	9	40	919	267
Add excess tax benefits on stock options	16	14	74	61
Less capital expenditures and product development costs	(1,113)	(989)	(3,100)	(2,670)
Less principal payments on capital leases	(13)	(17)	(45)	(64)

Free Cash Flow(a)	$1,958	$1,461	$3,971	$4,008

(a)	Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DESCRIPTION OF BUSINESS, RECENT TRANSACTIONS AND BASIS OF PRESENTATION
Description of Business
Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing. Time Warner classifies its business interests into five reportable segments: AOL: consisting principally of interactive services; Cable: consisting principally of interests in cable systems that provide video, high-speed data and voice services; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; Networks: consisting principally of cable television networks; and Publishing: consisting principally of magazine publishing.
Changes in Basis of Presentation
The 2006 financial information has been recast so that the basis of presentation is consistent with that of the 2007 financial information. Specifically, the Company has reflected as discontinued operations for all periods presented the financial condition and results of operations of certain businesses sold during the first nine months of 2007, which include the Parenting Group, most of the Time4 Media magazine titles, The Progressive Farmer magazine, Leisure Arts, Inc. (“Leisure Arts”), the Atlanta Braves baseball franchise (the “Braves”), Tegic Communications, Inc. (“Tegic”) and Wildseed LLC (“Wildseed”). In the third quarter of 2006, the Company closed on the acquisition of certain assets of Adelphia Communications Corporation (“Adelphia”) (the “Adelphia Acquisition”) and the related exchange of certain cable systems with Comcast Corporation (“Comcast”) (the “Exchange”) and redemption of Comcast’s interests in Time Warner Cable Inc. (“TWC”) and Time Warner Entertainment Company, L.P. (the “Redemptions”). The operations of the cable systems transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including gains recognized on the transfers, have been reflected as discontinued operations for the three and nine months ended September 30, 2006. Also included in discontinued operations for the nine months ended September 30, 2006 are the operations of the Turner South network (“Turner South”) and Time Warner Book Group (“TWBG”), which were sold during the first six months of 2006. The financial data for the discontinued operations for the three and nine months ended September 30, 2007 and 2006 is as follows (millions, except per share amounts):

	Three Months Ended		Nine Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06
Total revenues	$10	$222	$133	$973

Pretax income	$194	$173	$225	$602
Income tax benefit (provision)	(8)	802	99	810

Net income	$186	$975	$324	$1,412

Basic net income per common share	$0.06	$0.24	$0.08	$0.33

Average basic common shares	3,673.7	4,048.8	3,756.6	4,258.7

Diluted net income per common share	$0.05	$0.24	$0.08	$0.33

Average diluted common shares	3,714.3	4,084.4	3,803.8	4,296.7

Included in discontinued operations for the three and nine months ended September 30, 2007 were a pretax gain of approximately $200 million and a related tax provision of approximately $15 million on the sale of Tegic. The tax provision on the sale of Tegic included a tax benefit associated with the use of tax attribute carryforwards, partially offset by a tax charge attributable to the reversal of a deferred tax asset. In addition, discontinued operations for the nine months ended September 30, 2007 included a pretax gain of approximately $71 million and a related tax benefit of approximately $82 million on the sale of the Braves, a pretax gain of approximately $54 million and a related tax benefit of approximately $6 million on the sale of the Parenting Group and most of the Time4 Media magazine titles, an impairment of approximately $18 million on AOL’s long-lived assets associated with Wildseed and an impairment of approximately $13 million on the Company’s investment in Leisure Arts. The tax benefit recognized for the Braves transaction resulted primarily from the reversal of certain deferred tax liabilities in connection with the completion of a transaction in which Liberty Media Corporation (“Liberty”) exchanged 68.5 million shares of Time Warner common stock for the stock of a subsidiary of Time Warner that owned assets including the Braves and Leisure Arts (at a fair value of $473 million) and $960 million of cash (collectively, the “Liberty Transaction”).

The Liberty Transaction was designed to qualify as a tax-free split-off under Section 355 of the Internal Revenue Code of 1986, as amended, and, as a result, the historical deferred tax liabilities associated with the Braves were no longer required. The tax benefit recognized for the magazine sale transaction resulted primarily from the recognition of deferred tax assets associated with the sale of the magazine titles. In addition, for the three and nine months ended September 30, 2007, respectively, the Company incurred an additional $1 million and $18 million accrual related to changes in estimates of Warner Music Group indemnification liabilities, and for the nine months ended September 30, 2007, the Company made payments of $26 million related to Warner Music Group indemnification liabilities established in prior years, which are disclosed on the Company’s consolidated statement of cash flows as Investment activities of discontinued operations.
Included in discontinued operations for the three and nine months ended September 30, 2006 were a pretax gain of approximately $145 million on the Transferred Systems and a tax benefit of approximately $810 million, comprised of a tax benefit of $817 million on the Redemptions, partially offset by a provision of $7 million on the Exchange. The tax benefit of $817 million resulted primarily from the reversal of historical deferred tax liabilities (included in noncurrent liabilities of discontinued operations) that had existed on systems transferred to Comcast in the TWC Redemption. The TWC Redemption was designed to qualify as a tax-free split-off under Section 355 of the Internal Revenue Code of 1986, as amended, and, as a result, such liabilities were no longer required. However, if the IRS were successful in challenging the tax-free characterization of the TWC Redemption, an additional cash liability on account of taxes of up to an estimated $900 million could become payable by the Company. The results for the nine months ended September 30, 2006 also included a pretax gain of approximately $129 million and a related tax benefit of approximately $21 million on the sale of Turner South and a pretax gain of approximately $194 million and a related tax benefit of approximately $28 million on the sale of TWBG. The tax benefits on the sales of Turner South and TWBG resulted primarily from the release of a valuation allowance associated with tax attribute carryforwards offsetting the gains on these transactions.